As filed with the Securities and Exchange Commission on August 3, 2009
Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (No. 333-150969)

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ALPHA NATURAL RESOURCES, INC.
(Exact name of Registrant as specified in its charter)

Delaware	02-0733940
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Alpha Place	24212
P.O. Box 2345	(Zip Code)
Abingdon, Virginia
(Address of Principal Executive Offices)
ALPHA NATURAL RESOURCES, INC. 2005 LONG-TERM INCENTIVE PLAN
(AS AMENDED AND RESTATED)
(Full title of the plan)
Vaughn R. Groves, Esquire
Executive Vice President, Secretary and General Counsel
Alpha Natural Resources, Inc.
One Alpha Place
P.O. Box 2345
Abingdon, Virginia 24212
(Name and address of agent for service)
(276) 619-4410
(Telephone number, including area code, of agent for service)

Copy to:
Amy I. Pandit, Esquire
Buchanan Ingersoll & Rooney PC
One Oxford Centre
301 Grant Street, 20th Floor
Pittsburgh, Pennsylvania 15219-1410
(412) 562-8800
      Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

SIGNATURES

DEREGISTRATION OF COMMON STOCK
     The Registration Statement on Form S-8 (Registration No. 333-150969) of Alpha Natural Resources, Inc., a Delaware corporation (“Alpha”), pertaining to the registration of an additional 5,500,000 shares of common stock of Alpha, par value $0.01 per share (the “Alpha Common Stock”), under the Alpha Natural Resources, Inc. 2005 Long-Term Incentive Plan, as amended and restated, and the registration of an indeterminate number of additional shares which may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions, to which this Post-Effective Amendment No. 1 relates, was filed with the Securities and Exchange Commission on May 16, 2008.
     Foundation Coal Holdings, Inc., a Delaware corporation (“Foundation”), and Alpha entered into an Agreement and Plan of Merger dated as of May 11, 2009 (the “Merger Agreement”), pursuant to which, among other things, Alpha would be merged with and into Foundation, with Foundation surviving the merger as the surviving corporation (the “Surviving Corporation”), and each outstanding share of Alpha Common Stock would be automatically converted into the right to one share of common stock of the Surviving Corporation (these actions are collectively referred to as the “Merger”). The Merger became effective on July 31, 2009 (the “Effective Time”).
     As a result of the Merger, Alpha has terminated all offerings of Alpha Common Stock pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by Alpha in the Registration Statement to remove from registration, by means of a post-effective amendment, any shares of Alpha Common Stock which remain unsold at the termination of the offering, Alpha hereby removes from registration all shares of Alpha Common Stock registered under the Registration Statement which remain unsold as of the Effective Time.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Abingdon, Commonwealth of Virginia, on this 31st day of July, 2009.

ALPHA NATURAL RESOURCES, INC.
By:	/s/ Vaughn R. Groves
Vaughn R. Groves
Senior Vice President, Secretary and General Counsel

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on this 31st day of July, 2009.

Signature	Capacity

*	Chairman of the Board and Chief Executive Officer
Michael J. Quillen	(Principal Executive Officer)

*	President and Director

Kevin S. Crutchfield

*	Executive Vice President and Chief Financial Officer
Eddie W. Neely	(Principal Financial Officer and Principal Accounting Officer)

*	Lead Director of the Board of Directors
E. Linn Draper, Jr.

*	Director
Mary Ellen Bowers

*	Director
John S. Brinzo

*	Director
Hermann Buerger

*	Director
Glenn A. Eisenberg

Signature	Capacity

*	Director
John W. Fox, Jr.

*	Director
Ted G. Wood

* By:	/s/ Vaughn R. Groves Name: Vaughn R. Groves
Attorney-in-Fact